EXHIBIT 99.1

FOR IMMEDIATE RELEASE
November 8, 2005

Huron Consulting Group Appoints John Moody to Board of Directors

CHICAGO - November 8, 2005 - Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of financial and operational consulting services, today announced the appointment of John S. Moody to the Company’s Board of Directors.

“We are very pleased to welcome John to the Board of Directors,” said Gary E. Holdren, chairman and chief executive officer of Huron Consulting Group. “He brings extensive experience in management, finance and asset management, and will be an active and involved member of the board.”

Moody, 56, is a private real estate investor who until recently was the president and chief executive officer of HRO Asset Management, LLC, a real estate advisor to HausInvest, a subsidiary of Commerzbank AG. HRO provides acquisition, disposition and asset management services to HausInvest. He is currently serving as a director on the Board of Directors of CRIIMI MAE, Inc. Moody has also served as the president of the Real Estate Division at Marsh & McLennan Companies, Inc., president and chief executive officer of Cornerstone Properties, Inc., and as president and chief executive officer of Deutsche Bank Realty Advisors.

Moody was elected by the Board today to fill the unexpired term of Deborah A. Bricker, who resigned due to health reasons. The Board accepted Bricker’s resignation and thanked her for her significant contribution to Huron in its first year as a public company.

About Huron Consulting Group Inc.
Huron Consulting Group Inc. is the parent company of Huron Consulting Services LLC. Huron helps clients effectively address complex challenges that arise from litigation, disputes, investigations, regulation, financial distress, and other sources of significant conflict or change. We also help clients improve the overall efficiency and effectiveness of their operations, reduce costs, manage regulatory compliance, and maximize procurement efficiency. Huron provides services to a wide variety of both financially sound and distressed organizations, including Fortune 500 companies, medium-sized businesses, leading academic institutions, healthcare organizations, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

Media Contact:
Jennifer Frost Hennagir
312-880-3260
jfrost-hennagir@huronconsultinggroup.com

Investor Contact:
Gary L. Burge, Chief Financial Officer
312-583-8722
garyburge@huronconsultinggroup.com
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